Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

INSOURCE HOLDINGS, INC.,

VIRTUSA CORPORATION,

DAVID SHALABY,

AND

MICHELE SHALABY

i

4.1	Expenses	21
4.2	Tax Matters	21
4.3	Confidentiality; Non-Compete: Non-Solicitation; Non-Disparagement	23
4.4	Litigation Support	25
4.5	Transition Services	26
4.6	Proceeds from Purchase Price	26

ARTICLE 5 DELIVERABLES		26
5.1	Company Deliverables	26
5.2	Buyer Deliverables	27

ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS		27
6.1	Survival of Representations and Warranties	27
6.2	Indemnification of Buyer	28
6.3	Indemnification Provisions for Benefit of the Company and the Seller Shareholders	29
6.4	Matters Involving Third Parties	30
6.5	Manner of Payment	31
6.6	Insurance and Third Party Recovery	31
6.7	Offset	32
6.8	Delivery and Release of Holdback Fund	32

ARTICLE 7 CERTAIN DEFINITIONS		32
7.1	Additional Definitions	37

ARTICLE 8 MISCELLANEOUS		38
8.1	No Third Party Beneficiaries	38
8.2	Entire Agreement	39
8.3	Successors and Assigns	39
8.4	Counterparts	39
8.5	Headings	39
8.6	Notices	39
8.7	Governing Law	40
8.8	Amendments and Waivers	40
8.9	Incorporation of Schedules	41
8.10	Construction	41
8.11	Severability of Provisions	41
8.12	Specific Performance	41
8.13	Successor Laws	41
8.14	Release of the Company	41
8.15	Delivery by Facsimile	41
8.16	Disagreements and Disputes	42

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 4, 2009, by and among Insource Holdings, Inc., a Connecticut corporation, and each of its Subsidiaries (collectively, except with respect to Section 2.1 herein, the “Company”), Virtusa Corporation, a Delaware corporation (“Buyer”), and David Shalaby and Michele Shalaby (collectively, the “Seller Shareholders”).  Terms used herein and not otherwise defined herein shall have the meaning given such terms in Article 7 hereof.

WHEREAS, as described on Schedule 2.2, the Seller Shareholders own beneficially and of record all of the issued and outstanding ownership interests in Insource Holdings, Inc. (the “Securities”).

WHEREAS, this Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from the Seller Shareholders, and the Seller Shareholders will sell to Buyer, 80,000 shares of common stock of Insource Holdings, Inc. (the “Purchased Securities”) for the consideration and on the terms and conditions, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PURCHASED SECURITIES

1.1                                 Purchase and Sale.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing (as defined below) and in the amounts and for an aggregate purchase price as determined pursuant to this Article 1, the Seller Shareholders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase from the Seller Shareholders, the Purchased Securities free and clear of all Liens as set forth on the attached Schedule 2.2 in exchange for the Purchase Price (as defined below).  For the avoidance of doubt, in connection with such purchase and sale, Buyer and the Seller Shareholders shall collectively own, upon the consummation of the transactions contemplated by the Transaction Documents, all of the outstanding Securities free and clean of all Liens.

1.2                                 The Closing.

(a)                                  The closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Exchange Place, Boston, MA 02109, at 10:00 a.m. local time on the Business Day following the satisfaction or waiver of all conditions set forth in Article 5 hereof, or at such other place or on such other date as is mutually acceptable to Buyer and the Seller Shareholders.  The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to be 11:59 p.m. on the date upon which the Closing occurs.

(b)                                 Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, and in the following order:

(i)                                     at the Closing, the initial purchase price (the “Purchase Price”) to be paid by Buyer for the Purchased Securities shall be $7,300,000, plus (x) an amount equal to the Estimated Working Capital Adjustment (which may be negative), less (y) any Indebtedness in existence as of the Closing (after giving effect to any fees, premiums, penalties and other amounts to be incurred assuming repayment of all Indebtedness in full on such date), as set forth on

Schedule 1.2(b)(i)(y) (the “Debt Payoff Amounts”).  The Purchase Price shall be paid as provided in Section 1.2(b)(ii).

(ii)                                  at the Closing, Buyer shall deliver, in exchange for the Purchased Securities, the Purchase Price to the Seller Shareholders in the amounts as set forth on Schedule 2.2 in immediately available funds by wire transfer to the account of the Seller Shareholders, designated by the Seller Shareholders by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Seller Shareholders in such amount).

For purposes of this agreement, “Estimated Working Capital Adjustment” shall be equal to an amount, which may be negative, obtained by subtracting the Target Working Capital from the Estimated Working Capital (as defined below), and “Estimated Working Capital” shall be equal to the anticipated Working Capital of the Company as of the Closing Date, as determined in accordance with Section 1.3.

(iii)                               at the Closing, Buyer shall deliver to the payees of all Debt Payoff Amounts which are required to be paid by the Company as of the Closing Date and which has reduced the Purchase Price (as specified in a payoff letter or similar letters delivered by the Company to Buyer before the Closing Date) an amount to pay all such Debt Payoff Amounts, if any, with the result that following the Closing there will be no further monetary obligations of the Company with respect to any Debt Payoff Amounts.  All amounts payable in cash to the Seller Shareholders at Closing shall be paid in immediately available funds, either by wire transfer to one or more accounts designated in writing by the Company or by bank check issued by a bank approved by the Company, at the Company’s election.  For the avoidance of any doubt, payments made with respect to all Debt Payoff Amounts to the extent paid in accordance with Section 1.2 of this Agreement shall be treated as a reduction in the Purchase Price to the Seller Shareholders for Tax purposes.

(c)                                  In addition to the foregoing, as applicable, the Seller Shareholders shall deliver to Buyer or one or more of its designees such deeds, bills of sale, endorsements, Consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of their designees all right, title and interest in, to and under the Purchased Securities in the manner described herein free and clear of all Liens and in form and substance reasonably satisfactory to Buyer.

(d)                                 On the date of Closing, Buyer shall withhold from the Purchase Price the amount of seven hundred and thirty thousand dollars ($730,000.00) (the “Holdback Amount”) subject to adjustment pursuant to Section 1.5 and in accordance with the terms of this Agreement. The Holdback Amount shall be held for the purpose of the payment to Buyer of the Final Working Capital adjustment amount and post-closing Purchase Price adjustments, if any such payments are required by Sections 1.4 and 1.5, and will serve as one source, but not the exclusive source, for the satisfaction of any indemnification or other claims of any Buyer Party pursuant to Article 6 (the “Holdback Fund”).  On the date that is twelve (12) months following the Closing date, provided that no Buyer Party has any claim for indemnification pursuant to Article 6 hereof, any remaining Holdback Amount shall be released to the Seller Shareholders from the Holdback Fund.

(e)                                  Closing Deliveries.  At the Closing, subject to and on the terms and conditions set forth in this Agreement: (a) the Buyer shall deliver to the Company or Seller Shareholders, as appropriate, each of the documents required to be delivered by the Buyer pursuant to Section 5.2 that has not been delivered prior to the Closing Date; and (b) the Company and the Seller Shareholders shall deliver to the Buyer each of the documents required to be delivered by such Parties pursuant to Section 5.1 that has not been delivered prior to the Closing Date.

1.3                                 Working Capital Adjustment.

(a)                                  Not more than five (5) Business Days, but at least one (1) Business Day, prior to the Closing Date, the Seller Shareholders shall in good faith cause to be prepared a balance sheet of the Company as of the Closing Date, in form and substance reasonably satisfactory to Buyer (the “Closing Date Balance Sheet”), which shall be prepared in a manner consistent with the Latest Balance Sheet and shall include a statement of the amount of Working Capital which it estimates will exist as of the close of business on the day immediately preceding the Closing Date determined for accounting and tax purposes as if such date were the end of the fiscal year together with a representation that such amount was determined in accordance with GAAP (the “Estimated Working Capital”).

(b)                                 As promptly as practicable, but no later than 60 days following the last day of the month in which the Closing Date falls, Buyer will cause to be prepared and delivered to the Seller Shareholders a certificate setting forth Buyer’s calculation of each component of Closing Working Capital.  “Closing Working Capital” means the Working Capital as of the close of business on the day preceding the Closing Date be prepared in accordance with GAAP.  Buyer will make available to the Seller Shareholders and their accountant all records and work papers used in preparing the calculation of Closing Working Capital.

(c)                                  If the Seller Shareholders disagree with Buyer’s calculation of Closing Working Capital delivered pursuant to Section 1.3(b), the Seller Shareholders may, within 10 days after delivery of the documents referred to in Section 1.3(b), deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculation and setting forth the Seller Shareholders’ calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which the Seller Shareholders disagree, and the Seller Shareholders shall be deemed to have agreed with all other items and amounts contained in Buyer’s calculation of Closing Working Capital delivered pursuant to Section 1.3(b).  If the Seller Shareholders do not deliver an Objection Notice within such 10 day period, then the amount of Closing Working Capital shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.

(d)                                 If an Objection Notice shall be delivered pursuant to Section 1.3(c), the Seller Shareholders and Buyer shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 1.3(b), nor more than the amount thereof shown in the Seller Shareholders’ calculation delivered pursuant to Section 1.3(c).  If, during such period, the Seller Shareholders and Buyer are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young or another “big four” independent accounting firm of nationally recognized standing reasonably satisfactory to the Seller Shareholders and Buyer (who shall not have any material relationship with the Company, the Seller Shareholders or Buyer) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital.  In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Date Balance Sheet or Buyer’s calculation of Closing Working Capital as to which the Seller Shareholders have disagreed.  The independent accountant’s determination will be based solely on presentations by the Seller Shareholders and Buyer and such independent accountants shall deliver to the Seller Shareholders and Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”).  Such report shall be final and binding upon the

Seller Shareholders and Buyer.  The cost of such review and report shall be borne by the Seller Shareholders if the difference between Final Working Capital (as defined in Section 1.4(c) below) and the Seller Shareholders’ calculation of Closing Working Capital delivered pursuant to Section 1.3(c) is greater than the difference between Final Working Capital and Buyer’s calculation of Closing Working Capital delivered pursuant to Section 1.3(b), and by Buyer if the first such difference is less than the second such difference.

1.4                                 The Post-Closing Adjustment Payments.

(a)                                  Buyer and the Seller Shareholders agree that they will, and agree to cause their respective independent accountants to cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of Closing Working Capital and in the conduct of the reviews referred to in Section 1.3 including without limitation, the making available to the extent necessary of books, written and electronic records, work papers and personnel.

(b)                                 If the Final Working Capital is less than the Target Working Capital, the Seller Shareholders shall, within 5 days after the Final Resolution Date, deliver to Buyer a notice of the aggregate amount by which the Final Working Capital is less than the Target Working Capital with a request to release the aggregate amount from the Holdback Fund.

(c)                                  If the Final Working Capital exceeds the Target Working Capital, Buyer shall, within 5 days after the Final Resolution Date, deliver to the Seller Shareholders a cashier’s or certified check, or wire transfer of immediately available funds to the account designated by the Seller Shareholders, in an aggregate amount by which the Final Working Capital exceeds the Target Working Capital.  “Final Working Capital” means Closing Working Capital as shown in Buyer’s calculation delivered pursuant to Section 1.3(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 1.3(c); or, if an Objection Notice is delivered, as agreed by Buyer and the Seller Shareholders pursuant to Section 1.3(d) or in the absence of such agreement, as shown in the independent accountants’ calculation delivered pursuant to Section 1.3(d); provided that, in no event shall Final Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 1.3(b), or more than the Seller Shareholders’ calculation of Closing Working Capital delivered pursuant to Section 1.3(c).

1.5                                 Post-Closing Contingent Purchase Price Adjustments.

(a)                                  Within sixty (60) days after December 31, 2009, Buyer shall prepare and deliver to the Seller Shareholders Buyer’s calculation of the Company’s and its Subsidiaries’ consolidated actual calendar year 2009 GAAP revenue (the “CY2009 Revenue”) as prepared in compliance with Schedule 1.5(a).

(b)                                 The Purchase Price shall be adjusted upward by up to $500,000.00 in the event that the Company’s CY2009 Revenue and GAAP operating margin meet or exceed the thresholds set forth on Schedule 1.5(b), or downward if the CY2009 Revenue is below the threshold set forth on Schedule 1.5(b).

(c)                                  The post-closing adjustment to the Purchase Price, if any, payable by Seller Shareholders to Buyer, pursuant to this Section 1.5 shall be subject to notice to the Buyer to release such amounts from the Holdback Amount.  In addition, the post-closing adjustment to the Purchase Price, if any, payable by Buyer to Seller Shareholders shall be paid in cash to the Seller Shareholders in accordance with their pro rata portion, as set forth on Schedule 2.2.  For the avoidance of doubt, any payments made to the Seller Shareholders pursuant to this Section 1.5 are not intended to be deemed compensation.  Such payments shall be made in immediately available funds by wire transfer within twenty (20) Business Days of delivery of the CY2009 Revenue statement, but in no event later than seventy-five (75) calendar days from December 31, 2009, unless Seller Shareholders dispute any items on the CY2009 Revenue statement, in which case (i) any payments that are not subject to dispute shall be made in immediately available funds by wire transfer within twenty (20) Business Days of delivery of the CY2009 Revenue statement and (ii) any payments that are subject to dispute shall be paid within twenty (20) Business Days after Buyer and the Seller Shareholders have resolved such disputed items to their mutual satisfaction.

1.6                                 Holdback Amount Adjustments.  To the extent that Buyer is required to make payments to the Seller Shareholders pursuant to Sections 1.4 or 1.5 above, then the Holdback Amount shall be proportionately adjusted by Buyer in connection with any post-closing adjustments to the Purchase Price made pursuant to Sections 1.4 or 1.5 hereof, such that following any such payments the Holdback Amount shall equal ten percent (10%) of the Purchase Price as adjusted pursuant to Sections 1.4 and 1.5 of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER SHAREHOLDERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company and the Seller Shareholders jointly and severally represent and warrant to Buyer that the statements contained in this Article 2 are true and correct as of the Closing Date.

2.1                                 Organization; Corporate Power and Licenses of the Company.  Insource Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, which is the only jurisdiction in which its ownership of property or conduct of business requires it to be qualified.  Insource Holdings, Inc. is and has been since its inception a holding company without employees, operations, real property or other assets other than (i) minimal cash and (ii) equity of InSource, LLC and AlfaSource, LLC.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.  Copies of the Company’s certificate of formation and organizational documents, previously provided to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

2.2                                 Capitalization and Related Matters.  As of the Closing, the Securities shall consist of the number of authorized shares of common stock and the number of issued and outstanding shares of common stock held beneficially and of record by the Seller Shareholders as set out on Schedule 2.2 hereto.  Except for the Securities, Insource Holdings, Inc. shall not have outstanding any common stock or preferred stock or other equity securities or securities convertible or exchangeable for any Securities or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase any Securities or any securities convertible into or exchangeable for any Securities or any equity appreciation rights or phantom equity plans.  As of the Closing, all of the Securities shall be validly issued, fully paid and nonassessable and free and clear of any Liens.  Immediately after the Closing, Buyer shall own such amount of the outstanding Securities, free and clear of any Liens, as set out on Schedule 2.2 hereto.  There are no statutory or contractual equityholder preemptive rights or rights of refusal with respect to the Securities.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its equity securities.  There are no agreements with respect to the voting or transfer of the Securities.  All of the Securities are owned

(beneficially and of record) by the Seller Shareholders.  No former shareholder of the Company has any claim or rights against the Company that remains unresolved or to which the Company has or may have (now or in the future) any Liability.

2.3                                 Subsidiaries: Investments.  All of Insource Holdings, Inc.’s Subsidiaries and investments in other Persons of any kind are listed on Schedule 2.3.  Except as set forth on Schedule 2.3, Insource Holdings, Inc. owns directly each of the outstanding shares of capital stock or other equity interest of each Subsidiary, free and clear of any encumbrances.  Each Subsidiary is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Subsidiary does not own directly or indirectly any interest or investments in any Person of any kind.  Each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 2.3.

2.4                                 Authorization: No Breach.  Each Seller Shareholder has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder.  The execution and delivery of this Agreement and the performance by such Seller Shareholder of his, her or its obligations hereunder have been duly authorized, and no other proceedings on the part of such Seller Shareholder are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by such Seller Shareholder and constitutes the valid and legally binding obligation of such Seller Shareholder enforceable against such Seller Shareholder in accordance with its terms.  The execution, delivery and performance of the Transaction Documents to which the Company and the Seller Shareholders are a party have been duly authorized by the Company and the Seller Shareholders, as the case may be.  Each Transaction Document to which the Company or the Seller Shareholders are a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms.  Except as set forth on the attached Schedule 2.21, the execution and delivery by the Company and the Seller Shareholders of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Securities or any asset or property of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of the Company or any Legal Requirement to which the Company or the Seller Shareholders or any of their Affiliates or any of their assets or properties is subject, or any Contract, order, judgment or decree to which the Company or the Seller Shareholders or any of their Affiliates or any of their assets or properties is subject.

2.5                                 Financial Statements.  Attached hereto as Schedule 2.5 are copies of InSource, LLC’s (i) unaudited consolidated balance sheet as of September 30, 2009 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the 9-month period then ended and (ii) reviewed consolidated balance sheets and related statements of income and cash flows for the fiscal years ended December 31, 2008, 2007 and 2006.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all respects) and has been prepared in accordance with GAAP, and presents fairly the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the periods referred to therein in accordance with GAAP.  Since the date of the Latest Balance Sheet, there has not been any adverse change in the business, financial condition, operating results, assets, Liabilities, operations, applicable regulations, customer, supplier, employee or sales representative or distributor relations or business prospects of the Company.

(a)                                  The accounts receivable of the Company as set forth on the Latest Balance Sheet or arising since the date thereof are valid and genuine; and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.

(b)                                 The Company has designed and maintains such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the consolidated financial statements of InSource, LLC, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for assets and liabilities of the Company; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of the assets and liabilities of the Company is compared with the existing assets and liabilities of the Company at regular intervals; and (vi) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.6                                 Absence of Undisclosed Liabilities.  The Company has no Liability and, to the Seller Parties’ Knowledge, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liability, except for (i) Liabilities reflected on the face of the Latest Balance Sheet and (ii) Liabilities of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding and all of which will be reflected in Closing Working Capital).  Except as set forth on the attached Schedule 2.6, the Company has no outstanding Indebtedness.

2.7                                 Assets.  All of the Company’s assets are located at the premises disclosed on Schedule 2.19(b). Except as set forth on the attached Schedule 2.7(a), the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, used by it, located on its premises or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for Liens for current property taxes not yet due and payable (“Permitted Liens”).  Except as described on the attached Schedule 2.7(b), the Company’s equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit in all respects for use in the ordinary course of business.  Except as described on the attached Schedule 2.7(c), the Company owns, or has a valid leasehold interest in, all properties and assets necessary or desirable for the conduct of its businesses as presently conducted and as previously proposed to be conducted.

2.8                                 Tax Matters.

(a)                                  The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are complete and accurate in all respects.  All Taxes due and payable by the Company (whether or not shown on any tax return) have been paid.  The unpaid Taxes of the Company (A) did not, as of the end of the most recent fiscal month, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(i)                                     The Company has complied in all respects with all statutory provisions, rules, regulations, orders and directions in respect of valued added or similar tax on consumption, has promptly submitted accurate returns, maintains full and accurate records and has not been subject to any interest, forfeiture, surcharge or penalty.

(ii)                                  There have been and are no circumstances or transactions to which the Company has or has been a party such that a Liability to Tax on any documents or instruments of transfer on which the Company must rely on to enforce any right is or could become payable by the Company and all Taxes due and payable by the Company have been paid and all sums which the Company or its Subsidiary was liable to withhold have been withheld.

(b)                                 Except as set forth in Schedule 2.8(b) attached hereto:

(i)                                     neither the Company nor any member of its Affiliated Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(ii)                                  the Company has not paid or become liable to pay any penalty, fine, or surcharge in relation to Tax;

(iii)                               no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

(iv)                              there is no action, suit, taxing authority proceeding or audit now in progress; pending or threatened against or with respect to the Company;

(v)                                 the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) as a result of any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, (D) as a result of any prepaid amount received on or prior to the Closing Date, (E) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), and (F) as a result of any election under Code Section 108(i).

(vi)                              the Company has no Liability for the payment of Taxes of any other Person, including a Liability of the Company for the payment of any Tax arising (A) as a result of any expressed or implied obligation to indemnify another Person, and (B) as a result of the Company assuming or succeeding to the Tax Liability of any other Person as a successor, transferee or otherwise;

(vii)                           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

(viii)                        the Company does not expect any taxing authority to claim or assess any amount of additional Taxes against the Company;

(ix)                                no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(x)                                   the Company has not made any payment, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

(xi)                                Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement;

(xii)                             the Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the Closing Date.

(xiii)                          Schedule 2.8(b) identifies each Subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).  Each Subsidiary of the Company so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

(xiv)                         the Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election.  Neither the Company nor any qualified subchapter S Subsidiary of the Company has, in the past 7 years (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

2.9                                 Contracts and Commitments.

(a)                                  Except as set forth on the attached Schedule 2.9(a), the Company is not a party to or bound by any written or oral:

(i)                                     collective bargaining agreement or other Contract with any labor union;

(ii)                                  management agreement or other Contract for the employment of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits in connection with the sale of all or a material portion of its assets or a change of control (other than at-will employment agreements with its employees which do not commit the Company or its Subsidiaries to severance, termination or other similar payments);

(iii)                               Contract relating to Indebtedness (including any letter of credit arrangements and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien on any of its assets or any of its equity securities;

(iv)                              Contract, including, but not limited to, purchase orders, for the purchase, sale, distribution or marketing of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves consideration in excess of $50,000 per year or $100,000 in the aggregate;

(v)                                 Contract which prohibits it from freely engaging in business anywhere in the world without any limitation or adverse consequences;

(vi)                              Contract under which it has advanced or loaned any other Person any amounts;

(vii)                           Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual rental payments of greater than $50,000 or group of such Contracts with the same Person which involve consideration in excess of $100,000 in the aggregate;

(viii)                        Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $50,000;

(ix)                                license, indemnification or other Contract with respect to any intangible property (including any Intellectual Property), other than (A) licenses to the Company or its Subsidiaries of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than $2,000 in the aggregate for any such license or group of related licenses, and (B) customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(x)                                   any Contract that provides for a warranty or indemnification with respect to its services rendered or its products sold, leased or licensed;

(xi)                                any Contract with the Company or its Affiliates;

(xii)                             any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, incentive compensation or other plan, program or arrangement for the benefit of its current or former directors, officers or employees;

(xiii)                          Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or its Subsidiaries, including, without limitation, Contracts containing “most favored nation” provisions;

(xiv)                         Contract which contains performance guarantees;

(xv)                            Contract involving the settlement of any Action or threatened Action with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds $50,000 or (B) conditions precedent to the settlement have not been satisfied;

(xvi)                         Contract appointing any agent to act on its or their behalf;

(xvii)                      power of attorney;

(xviii)                   Contract relating to the acquisition or sale of the business (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto; or

(xix)                           other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000 per year or $100,000 in the aggregate or which cannot be canceled by the Company or its Subsidiaries within 30 days notice without premium or penalty or any other Contract material to the Company, whether or not entered into in the ordinary course of business.

(b)                                 With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.9(a) (each a “Material Contract”) hereto are valid, binding and enforceable against the Company and enforceable by the Company against the other parties thereto, in accordance with their respective terms.  The Company has performed all obligations required to be performed by it under such Contract and the Company has not received any notice that it is in default under or in breach of nor in receipt of any claim of default or breach under any such Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract.  The Company shall have the benefit of each Material Contract and shall be entitled to enforce each such Contract immediately following the Closing.

(c)                                  A true, correct and complete copy of each of the written Contracts and an accurate description of each of the oral Contracts which are referred to on the attached Schedule 2.9(a), have been delivered to Buyer.

(d)                                 Except as set forth on the attached Schedule 2.9(d) during the preceding five-year period, the Company has not used any name or names under which it invoiced account debtors, maintained records concerning their assets or otherwise conducted their business, other than the exact names under which it has executed this Agreement or the Transaction Documents.

2.10                           Intellectual Property Rights.

(a)                                  The attached Schedule 2.10(a) sets forth true and complete lists of (i) all registered and unregistered marks, patents and copyrights owned by the Company or its Subsidiaries (each, a “Company Entity”) or used or held for use by a Company Entity in the business of such Company Entity as currently conducted or as proposed to be conducted (the “Business”) (such Marks, Patents and Copyrights, together with all other Intellectual Property owned by a Company Entity or used or held for use by a Company Entity in the Business, the “Company Intellectual Property”), (ii) products and/or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by a Company Entity (the “Products”), (iii) all licenses or other agreements under which a Company Entity is granted rights by others in Company Intellectual Property, other than licenses to a Company Entity of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than $2,000 in the aggregate for any such license or group of related licenses, and (iv) all licenses or other agreements under which a Company Entity has granted rights to others in Company Intellectual Property, other than customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of such Company Entity’s standard customer agreement, copies of which have been provided to Buyer.

(b)                                 Each Company Entity exclusively owns and possesses all right, title and interest in and to all Company Intellectual Property purported to be owned by such Company Entity and has valid and enforceable licenses to use all other Intellectual Property necessary or desirable for the conduct of its Business, in each case without any conflict with or infringement of the rights of any Person and free and clear of all Liens, except as disclosed on the attached Schedule 2.10(b).  The Company Entities are and always have been in full compliance with all licenses set forth or required to be set forth on Schedule 2.10(a) including, without limitation, all licenses for Open Source Software.

(c)                                  All Patents, Marks and Copyrights owned by any Company Entity that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable.

(d)                                 Except as disclosed on Schedule 2.10(d), there are no pending or threatened claims against any Company Entity alleging that the operation of the Business or any activity of such Company Entity has infringed, misappropriated or otherwise conflicted with, or that such Company Entity, by conducting its Business, would infringe, misappropriate or otherwise conflict with, any rights of any other Person in Intellectual Property, or that any Company Intellectual Property is invalid or unenforceable.  To the Knowledge of the Seller Parties, neither the operation of the Business, nor any activity by the Company, infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any rights of any other Person in Intellectual Property.

(e)                                  To the Knowledge of the Seller Parties, except as set forth on Schedule 2.10(e), no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any of the Company Intellectual Property.

(f)                                    Except as set forth on Schedule 2.10(f), no compensation or other consideration is owed to or claimed to be owed to any third party by any Company Entity due to such Company Entity’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of the Company Intellectual Property.

(g)                                 No loss of Intellectual Property by any Company Entity (other than by expiration in the ordinary course) is threatened, pending or reasonably foreseeable and the Company Entities are not aware of any Intellectual Property owned or used by any third party which reasonably could be expected to supersede or make obsolete any product or process of the Company Entities, or to limit the Business.  All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s) used or relied upon by the Company Entities and in the conduct of its business are in good operating condition, repair, subject only to the provision of usual and customary maintenance, and sufficient for the conduct of the Business.

(h)                                 All Company Intellectual Property owned by each of the Company Entities has been (i) developed by employees of such Company Entity, (ii) developed by independent contractors to such Company Entity, (iii) acquired from a third party under a Contract listed on Schedule 2.10(a) and/or (iv) created as works made for hire.  Every current and former officer, director, consultant, independent contractor and employee of the Company Entities has executed a Contract that assigns to such Company Entity all of their interests in any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by such Company Entity or that may be used with any such products or services, and all rights in Intellectual Property relating thereto.  No such Person is in breach of his or her obligations under such Contracts, and no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for the Company Entities.

(i)                                     The Company Entities have not (except in the ordinary course of business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Buyer any trade secrets owned by any Company Entity or used or held for use by any Company Entity in the Business (the “Company Trade Secrets”).  The Company Entities have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Trade Secrets, including, without limitation, requiring each employee and consultant of the Company Entities and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and there has not been any breach by any party to such confidentiality agreements.

(j)                                     None of the Products contain, incorporate, link or call to or otherwise use Open Source Software, and the incorporation, linking, calling or other use in or by any such Product of any such Open Source Software does not obligate any Company Entity to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software.

2.11                           Litigation, Etc.  Except as set forth on Schedule 2.11, there are no Actions pending or threatened against or affecting the Company or its Subsidiaries (or pending or threatened against or affecting any of the officers, directors or employees of the Company or its Subsidiaries with respect to the Company’s or Subsidiaries’ business or proposed business activities), or pending or threatened by the Company or its Subsidiaries against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents).  The Company and its Subsidiaries are not subject to any arbitration proceedings under collective bargaining Contracts or any governmental investigations or inquiries; and there is no valid basis for any of the foregoing.  The Company and its Subsidiaries are not subject to any judgment, order or decree of any court or other Governmental Entity, or have received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to their business.  The Company and its Subsidiaries are fully insured with respect to each of the matters set forth on Schedule 2.11.

2.12                           Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which the Company is a party or otherwise binding upon the Company.  Except as set forth in Schedule 2.12, the Company has not made, and the Company is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  The Company shall pay, and hold Buyer harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim or payment.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.

2.13                           Insurance.  The attached Schedule 2.13 lists and briefly describes each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and business.  All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Company under any such insurance policies and the Company has not received any notification of cancellation of any of such insurance policies.  All premiums with respect to such insurance policies have been paid through the date hereof.  There are no pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.  Except as set forth on Schedule 2.13, the Company has no self-insurance or co-insurance programs.

2.14                           Employees.  With respect to the Company: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Seller Parties, no executive or key employee has any present intention to terminate their employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organizing efforts are underway or, to the Knowledge of the Seller Parties, threatened, and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway or, to the Knowledge of the Seller Parties, threatened; (vi) there is no workman’s compensation liability, experience or matter pending or, to the Knowledge of the Seller Parties, threatened; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or Liability of any kind, pending or, to the Knowledge of the Seller Parties, threatened in any forum, relating to an alleged violation or breach by the Company of any Legal Requirements relating to the employment of labor; and, (viii)  no employee or agent of the Company has committed any act or omission giving rise to any Liability for any violation identified in subsection (vii) above.  Except as set forth on Schedule 2.14, neither the Company nor any of the Company’s employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of the Company.  Schedule 2.14 contains a correct and complete list of all employees and independent contractors of the Company as of the date hereof, including a list of all officers and directors of the Company, and whether or not they have executed and delivered to either of them any (i) Contract providing for the nondisclosure by such Person of any confidential information of the Company, (ii) Contract providing for the assignment or license by such Person to the Company of any Intellectual Property, (iii) any Contract preventing such Person from competing with the Company during and/or following termination of employment, (iv) any Contract preventing such Person from soliciting and hiring employees of the Company during and/or following termination of employment and (v) any Contract preventing such Person from soliciting and servicing any customers of the Company.  The classification of each employee as exempt or nonexempt or an independent contractor, the base salary or wage rates and any incentive or other form of compensation (including bonuses thereto) for the employees and independent contractors of the Company is set forth on Schedule 2.14 and has been accurately furnished in a letter delivered by the Company to Buyer prior to the execution and delivery of this Agreement.  All amounts of bonuses accrued by employees and independent contractors of the Company up to and including the Closing Date have been properly accrued for.  No current employee or independent contractor of the Company has advised the Company that he or she has excluded works or inventions made prior to his or her employment with the Company or its Subsidiaries from any inventions agreement between the Company and such Person.  All individuals employed by the Company devote all of their business time and attention to the businesses of the Company.  The Company is in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment,  classification of employees, wages and hours, occupational safety and health, including, but not limited to, the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law respecting employment, including, but not limited to, authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.  In the last three years, (i) the Company has not effected a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and its Subsidiaries, (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of, and notification requirements under, any state, local or foreign law or regulation similar to the WARN Act and (iii) during the ninety (90) day period immediately preceding the date of this Agreement, the Company has not terminated involuntarily the employment of more than five (5) individuals from employment in positions, excluding individuals who were “part-time employees” of the Company or its Subsidiaries within the meaning of the WARN Act, 29 U.S.C. § 2101(a)(8) and applicable regulations at 20 C.F.R. § 639.3(h).  The Company shall be responsible for any failure to provide any notice required by the WARN Act or any state law counterpart.  Buyer may, but is not obligated to, retain the Company’s employees.  The Company shall use its commercially reasonable efforts to assist Buyer in determining which employees to retain.  Upon the Closing and effective as of the Closing Date, the Company shall, at the Company’s cost, terminate the employment of all employees that are not being retained by Buyer.  Employees retained by Buyer shall, unless otherwise provided by the Buyer, (i) be employed on an “at-will” basis, (ii) be subject to the Buyer’s standard policies and procedures applicable to the Buyer’s employees, and (iii) be required to enter into confidentiality, assignment of inventions and non-solicitation agreements in a form acceptable to the Buyer.  In addition, the Seller Shareholders and those members of the Company’s management team designated by the Buyer shall be required to enter into non competition agreements in a form acceptable to the Buyer.

2.15                           ERISA.

(a)                                  Except as disclosed and set forth on the attached Schedule 2.15(a), the Company does not maintain, sponsor, contribute to, provide benefits under or have any actual or potential Liability with respect to any Employee Benefit Plan.

(b)                                 (i) The Employee Benefit Plans have been and shall be through the Closing Date maintained in compliance in all respects with their terms and with the requirements of the Code and ERISA and all other applicable laws and regulations, and the Company has not received notification to the contrary from the Internal Revenue Service, Department of Labor, or the PBGC.  (ii) Except as set forth on the attached Schedule 2.15(b), each Employee Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification.  (iii) No asset of the Company is subject to any lien under ERISA or the Code, and the Company and its Subsidiaries have not incurred any Liability under Title IV of ERISA or to the PBGC.  (iv) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and there is no reasonable basis for any such litigation or proceeding.

(c)                                  The Company has never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Multiemployer Plan or employee benefit plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) failed to satisfy any minimum funding requirement, if any, under Section 412 of the Code or Section 302 of ERISA; (iii) failed to make a required contribution or payment to a Multiemployer Plan (as described in Section 4001 (a)(3) of ERISA); or (iv) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

(d)                                 With respect to each Employee Benefit Plan, all required or recommended (in accordance with historical practices, including any discretionary matching or profit sharing contributions)

payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet.

(e)                                  The Company does not, and as of the Closing Date, the Company will not maintain or contribute to any Employee Welfare Benefit Plan which provides benefits to employees after termination of employment (other than as required under Section 601 of ERISA or applicable state law).  The Company has complied in all respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.  Each Employee Benefit Plan that provides health or welfare benefits is fully insured.

(f)                                    Attached hereto as Schedule 2.15(f) are true, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the two most recent actuarial valuation reports, (iv) the two most recent financial statements, (v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions), (vi) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future benefit obligations under each Employee Benefit Plan that provides post-retirement or post-employment, health, life insurance, accident or other “welfare-type” benefits, and (vii) all non-routine correspondence to and from any state or federal agency.

(g)                                 Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Affiliates; (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or independent contractor of the Company or an Affiliate.

(h)                                 Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(i)                                     The Company has no Liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(j)                                     (i) Each Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.  (ii) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.  (iii) Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(k)                                  Since December 31, 2004 and through December 31, 2008, each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.  From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)                                     No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

2.16                           Compliance with Laws.  The Company has complied in all respects with, and are currently in compliance in all respects with, all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct of its businesses or any of its properties or facilities, including all laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements concerning trade practices, advertising, antitrust or competition or relating to employment of labor and the Company has not received written notice (whether material or not) of any violation, and/or non-written notice of a violation, of any of the foregoing.

2.17                           Affiliated Transactions.  Except as set forth on the attached Schedule 2.17, no officer, director, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (an “Insider”), is a party to any Contract with the Company or has any interest in any property, asset or right used by the Company or necessary or desirable for its business or has received any funds from the Company since the date of the Latest Balance Sheet.

2.18                           Customers and Suppliers.

(a)                                  The attached Schedule 2.18(a) lists each customer of the Company (including distributors) accounting for more than 2% of the gross revenues of the Company for each of the two most recent fiscal years (and the revenues generated from such customer).  Schedule 2.18(a) also lists any additional current customers (including distributors) which the Company reasonably anticipates shall account for more than 2% of the gross revenues of the Company for the current fiscal year.

(b)                                 The attached Schedule 2.18(b) lists each vendor, supplier, service provider and other similar business relation of the Company from whom the Company purchased greater than $50,000 in goods and/or services over the course of the 12 months ending December 31, 2008 or the 9-months ended September 30, 2009 the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, such customer or supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

2.19                           Real Property.

(a)                                  The Company does not own any real property.

(b)                                 Schedule 2.19(b) attached hereto contains a complete list of all real property leased or subleased by the Company (the “Leased Real Property”).  The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  The Company has previously delivered to Buyer complete and accurate copies of each of the leases for the Leased Real Property (the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company, nor any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) the Company and its Subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(c)                                  With respect to the Leased Real Property:  (i) the current use of such property and the operation of the Company’s business does not violate the Lease and (ii) except for the Lease, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property except in favor of the Company.

2.20                           Environmental and Safety Matters.  The Company has complied in all respects and is in compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder) without any fines or monetary Liabilities attached.  The Company has not received any oral or written notice of any violation of, or any Liability under, any Environmental and Safety Requirements.  No facts or circumstances with respect to the operations through the Closing Date or facilities of the Company or any predecessor or Affiliate (including any onsite or offsite disposal or release of, or contamination by, hazardous materials, substances or wastes) owned or operated by the Company or any predecessor or Affiliate on or prior to the Closing Date or disposed of prior to such time will hinder or prevent continued compliance with, or give rise to any Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

2.21                           Legal Compliance.  The items described on Schedule 2.21 constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity or any other Person (collectively, the “Consents”) which are required for the consummation of the transactions contemplated by the Transaction Documents or the ownership of the assets or the conduct of the business of the Company and its Subsidiaries.  All such Consents have been obtained by the Company, as applicable, as of the Closing and shall remain in full force and effect after the Closing.

2.22                           Absence of Certain Developments.  Except as set forth in Schedule 2.22 attached hereto, since December 31, 2008, the Company has not:

(a)                                  redeemed or repurchased, directly or indirectly, any shares of capital stock (or other equity securities);

(b)                                 issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or its Subsidiaries;

(c)                                  borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

(d)                                 mortgaged, pledged or subjected to any Lien any portion of its properties or assets;

(e)                                  sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company or any employees or Affiliates of the Company) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $50,000 in the aggregate and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(f)                                    disclosed any proprietary confidential information to any Person that is not subject to any confidentiality agreement;

(g)                                 suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

(h)                                 suffered any theft, damage, destruction or casualty loss in excess of $50,000, to its assets, whether or not covered by insurance;

(i)                                     entered into, amended, accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than $50,000 or otherwise outside the ordinary course of business, or entered into any transaction with any Insider;

(j)                                     (i) made or granted any bonus or increase in the compensation or benefits of any employee or officer of the Company (other than in the ordinary course of business, and not in contemplation of this transaction or other similar transactions) or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

(k)                                  conducted its billing and collection of receivables and inventory purchases other than in the ordinary course of business or changed its pricing structure;

(l)                                     made any capital expenditures or commitments therefor (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

(m)                               delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(n)                                 made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;

(o)                                 instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than $50,000 in the aggregate;

(p)                                 granted any performance guarantees to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

(q)                                 instituted or permitted any change in the conduct of its business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(r)                                    declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock (or other equity securities), or made any loan or entered into any transaction with or distributed any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders, except for compensation paid to Insiders in the ordinary course of business;

(s)                                  acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

(t)                                    committed to do any of the foregoing.

2.23                           Bank Accounts.  Schedule 2.23 lists all of the Company’s bank accounts.

2.24                           Privacy of Individually Identifiable Personal Information.  The Company’s collection and use of individually identifiable personal information complies in all respects with the Company’s privacy policies, any Contract relating to privacy and all applicable state, federal and foreign privacy laws.

2.25                           Investment Company Status.  The Company is not or have not been at any time, nor is the Company controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.  As of the Closing, the Company will not be an investment company or will not be controlled by a Person who is an investment company.

2.26                           State Takeover Laws.  The Company is not subject to any “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover laws under the laws of the State of Connecticut.

2.27                           Statements True and Correct.  No representation, warranty or disclosure made by the Company in any Transaction Document contains any untrue statement of fact or omits to state any fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Shareholders and the Company to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1                                 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, which is the only jurisdiction in which its ownership of property or conduct of business requires it to be qualified.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.

3.2                                 Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by Buyer.  Each of the Transaction Documents to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

3.3                                 Noncontravention.  The execution and delivery by Buyer of this Agreement, and all other Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the securities or any asset or property of Buyer pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of Buyer, or any Legal Requirement to which Buyer or any of its Affiliates or any of their assets or properties is subject, or any Contract, order, judgment or decree to which Buyer or any of its Affiliates or any of their assets or properties is subject.

3.4                                 Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which Buyer is a party or otherwise binding upon Buyer.  Except as set forth in Schedule 3.4, Buyer has not made, and Buyer is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.  Buyer shall pay, and hold the Company harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

3.5                                 Statements True and Correct.  No representation, warranty or disclosure made by Buyer in any Transaction Document contains any untrue statement of fact or omits to state any fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1                                 Expenses.  Except as otherwise provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

4.2                                 Tax Matters.

(a)                                  All transfer, documentary, sales, use, stamp, registration, notaries fees and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains tax, transfer tax and any similar tax imposed in any state or subdivisions), shall be paid by the Company.  The Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any expenses of the Company pursuant to this Section 4.2(a) shall be paid by the Company.

(b)                                 After the Closing, the Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  The Buyer shall prepare such Tax Returns in a manner consistent with past Tax Returns except as required by applicable law or change in circumstance.

(c)                                  Buyer shall file or cause to be filed all Tax returns that are required to be filed, and, subject to Section 6.2(a)(iv), pay or cause to be paid, all Taxes that are required to be paid by or with respect to the income, assets or operations of the Company for any Tax period beginning and ending after the Closing Date (the “Post-Closing Tax Period”) ..

(d)                                 The Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.2and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                                  At the sole option of the Buyer at any time following the Closing, the Company and the Seller Shareholders shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. tax law) with respect to the purchase and sale of the Company’s stock hereunder (collectively a “Section 338(h)(10) Election”).  The Seller Shareholders shall cooperate fully with the Buyer in making the Section 338(h)(10) Election, including executing and filing IRS Form 8023 and all other forms, returns, elections, schedules, and documents required to effect the Section 338(h)(10) Election (the “Forms”) and delivering the Forms to the Buyer promptly upon request.  The Buyer shall be authorized to complete the Forms in accordance with the provisions of this Agreement and file the Forms with the applicable Governmental Entities.  If the Buyer opts to make the Section 338(h)(10) Election, the Parties agree that, except as required by a final determination with any Tax or applicable judicial authority, they will not take, or cause or permit to be taken, any action in connection with the filing of any Tax Return or election on behalf of the Seller Shareholders, Buyer, or Company, which would be inconsistent with, prejudice, or adversely affect the Section 338(h)(10) Election.  The Seller Shareholders shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.  The Seller Shareholders shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Reg. Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on the Company’s gain, and Seller Shareholders shall indemnify Buyer and Company against any Adverse Consequences arising out of any failure to pay any such Taxes.

(f)                                    If the Buyer elects to make a Section 338(h)(10) Election, the Buyer, Company, and Seller Shareholders agree that the Purchase Price and the liabilities of the Company and its qualified subchapter S Subsidiaries (plus other relevant items) will be allocated to the assets of the Company and its qualified subchapter S Subsidiaries for all purposes (including Tax and financial accounting) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder, based on an allocation schedule that will be prepared by the Buyer within 30 days of the Closing Date.  The Buyer, Company, and Seller Shareholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

(g)                                 The Company and Seller Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362.  The Company and

Seller Shareholders shall not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(h)                                 If the Buyer elects to make a Section 338(h)(10) Election and such election reduces the after-Tax net proceeds that the Seller Shareholders would have received had the Section 338(h)(10) Election not been made by more than $120,000.00, then the Buyer shall pay, in cash, to the Seller Shareholders (x) the amount of additional consideration necessary to cause the Seller Shareholders after-Tax net proceeds from the sale of the Company’s stock with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Seller Shareholders would have received had the Section 338(h)(10) Election not been made minus (y) $120,000.00, taking into account all appropriate state, federal, and local Tax implications (the “Tax Adjustment”).  The aggregate amount of the Tax Adjustment shall be paid to the Seller Shareholders at the time that the Seller Shareholder’s Tax Returns are due.  The Seller Shareholders will provide the Company with a schedule computing the amount of the Tax Adjustment and such other documents as may be reasonably necessary to evidence the amount of such Tax Adjustment for the taxable year of the Seller Shareholders in which the Closing occurs and an estimate of such Tax Adjustment for the 2010 taxable year of the Seller Shareholders within 30 days after the Parties have agreed to the allocation of the Purchase Price.  For Tax purposes, the Parties agree to treat the Tax Adjustment as an adjustment to the Purchase Price.

(i)                                     If and to the extent that the Buyer receives any tax benefit in a Post-Closing Tax Period attributable to the payments in respect of the LTIP Obligations made at Closing, the Company will make a payment equal to fifty percent (50%) of such tax benefits to the Seller Shareholders at the time such tax benefits are actually realized.  For Tax purposes, the Parties agree to treat any such payments as an adjustment to the Purchase Price.

4.3                                 Confidentiality; Non-Compete: Non-Solicitation; Non-Disparagement. In further consideration for the payment of the purchase price hereunder and in order to protect the value of the Purchased Securities purchased by Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing Date), upon the Closing of the transactions contemplated by this Agreement, each Seller Shareholder agrees as follows:

(a)                                  As an owner of the Securities, and an employee of the Company or the Company’s Subsidiary, each Seller Shareholder has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company, its current and future, direct and indirect, Subsidiaries, parent (including, without limitation, Buyer), and related entities (each of the foregoing, an “INSOURCE Entity,” and collectively, the “INSOURCE Group”).  Each Seller Shareholder agrees that unless such Seller Shareholder first secures the written consent of an authorized representative of the Company and Buyer, such Seller Shareholder shall not use for his or herself or anyone else, and shall not disclose to others, any Confidential Information, except as may be necessary for him or her to carry out his or her duties or except to the extent such use or disclosure is required by law or order of any governmental authority (in which event each Seller Shareholder shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  Each Seller Shareholder shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)                                 (i) Each Seller Shareholder further agrees that, at any time requested, such Seller Shareholder shall promptly deliver to the Company all Confidential Information and other Intellectual Property of the INSOURCE Group in such Seller Shareholder’s possession and control and all copies thereof, in whatever form or medium, including, without limitation, written records, optical and magnetic media, and all other materials containing or embodying any such Intellectual Property.  If the Company requests, each Seller Shareholder shall promptly provide written confirmation that such Seller Shareholder has returned all such materials.

(c)                                  Each Seller Shareholder agrees that the Company and its Subsidiaries have received from third parties their confidential or proprietary information subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Each Seller Shareholder agrees that he or she owes the Company, its Subsidiaries and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out such Seller Shareholder’s future work for the Company or its Subsidiaries consistent with the Company’s or Subsidiaries’ agreement with such third party) or to use it for the benefit of anyone other than for the Company, its Subsidiaries or such third party (consistent with the Company’s or Subsidiaries’ agreement with such third party) without the express authorization of the Company or its Subsidiaries.

(d)                                 Each Seller Shareholder acknowledges that he or she shall become familiar with Confidential Information concerning the INSOURCE Group and that his or her services have been and shall be of special, unique and extraordinary value to the INSOURCE Group.  Therefore, each Seller Shareholder agrees that during the period beginning on the date hereof and ending on the three (3) year anniversary of the Closing (the “Noncompete Period”), he or she shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, either for himself or herself or for any other person, partner, officer, director, consultant, agent, employee, or stockholder of any company or other commercial enterprise (i) engage in any business or accept employment with any Competitor or (ii) provide any services whether directly or indirectly and whether on such Seller Shareholder’s own or on behalf of any InSource Competitor to any person or entity that was either a Company Customer during the term of such Seller Shareholder’s term of employment with the Company or Buyer (as the case may be), or a Prospective Customer.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than 3% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market by each Seller Shareholder.  Each Seller Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(e)                                  During the Noncompete Period, each Seller Shareholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the INSOURCE Group to leave the employ of the INSOURCE Group, (ii) hire or employ any person who was an employee of the INSOURCE Group at any time during the six month period immediately prior to the date hereof, (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the INSOURCE Group with respect to products and/or services that have been provided by the INSOURCE Group, are currently being provided by the INSOURCE Group or which the INSOURCE Group is currently in the process of developing or (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the INSOURCE Group to cease doing business with the INSOURCE Group.

(f)                                    Each Seller Shareholder acknowledges that, in the course of his or her employment with the INSOURCE Group, he or she has and will become familiar with the Confidential Information of the INSOURCE Group.  Each Seller Shareholder further acknowledges that the scope of the business of the INSOURCE Group is independent of location (such that is not practical to limit the restrictions contained in this Section 4.3 to a specified country, city, or part thereof) and, that such Seller

Shareholder has had direct or indirect responsibility, oversight or duties with respect to all of the businesses of the INSOURCE Group and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in this Section 4.3 are reasonable in all respects and necessary to protect the goodwill and Confidential Information of the INSOURCE Group and that, without such protection, the INSOURCE Group customer and client relationship and competitive advantage would be materially adversely affected.  It is specifically recognized by each Seller Shareholder that his or her services to the INSOURCE Group are special, unique, and of extraordinary value, that the Company and the other members of the INSOURCE Group have a protectable interest in prohibiting each Seller Shareholder as provided in this Section 4.3, that such Seller Shareholder was significantly responsible for the creation and preservation of the INSOURCE Group goodwill, and that money damages are insufficient to protect such interest, and that such prohibitions would be necessary and appropriate without regard to payments being made to each Seller Shareholder hereunder.  Each Seller Shareholder further acknowledges that the restrictions contained in this Section 4.3 do not impose an undue hardship on him or her and, since he or she has general business skills which may be used in industries other than that in which each INSOURCE Entity conducts its business and do not deprive either Seller Shareholder of his or her livelihood.

(g)                                 If, at the time of enforcement of this Agreement, a court or arbitrator’s award holds that the restrictions stated in this Section 4.3 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.3 that is continuing, the Company, its successors and assigns and any third party beneficiary to this Agreement may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach of violation by each Seller Shareholder of this Section 4.3, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  Each Seller Shareholder agrees that the restrictions contained in this Section 4.3 are reasonable.

(h)                                 Each Seller Shareholder acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) he or she has consulted with independent legal counsel regarding his or her rights and obligations under this Section 4.3, (iii) that he or she fully understands the terms and conditions contained herein, and (iv) that the agreements in this Section 4.3 are reasonable and necessary for the protection of the Company and the other members of the INSOURCE Group and are an essential inducement to Buyer to enter into this Agreement.

(i)                                     Each Seller Shareholder further represents and warrants that: (i) the execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which either Seller Shareholder is a party or by which he or she is bound; (ii) this Agreement is a valid and binding obligation on each Seller Shareholder and is enforceable in accordance with its terms; and (iii) each Seller Shareholder is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any Person or entity other than the Company.

4.4                                 Litigation Support.  In the event that, and for so long as, any Party is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by any of the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

4.5                                 Transition Services.  The Seller Shareholders will not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, employees (other than as contemplated hereby), service providers, lessors, licensors and other business associates from maintaining the same business relationships with the Company and its Subsidiaries after the date of this Agreement.

4.6                                 Proceeds from Purchase Price.  From and after the Closing, Seller Shareholders agree not to use any of the proceeds from the Purchase Price to make any payments to the employees of the Company.

ARTICLE 5
DELIVERABLES

5.1                                 Company Deliverables.  At the Closing, the Seller Shareholders and Company shall deliver the following documents to the Buyer:

(a)                                  Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by the Company (i) for the consummation of the transactions contemplated by the Transaction Documents; (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which the Company is a party or to which any portion of the property of the Company is subject; or (iii) for the conduct of the business of the Company as heretofore conducted following the Closing.

(b)                                 All payoff letters and releases relating to any Debt Payoff Amounts as set forth on Schedule 5.1(b) and releases from third parties of any and all Liens relating to the assets and property of the Company, as set forth on Schedule 5.1(b).

(c)                                  The employment agreement set forth on Exhibit A hereto executed by Mr. Shalaby.

(d)                                 The agreements in the forms set forth on Exhibit B attached hereto executed by the key employees, the Company and the Seller Shareholders.

(e)                                  Certified copies of the Company’s Certificate of Formation as filed with the Secretary of State of Connecticut; certified copies of the resolutions duly adopted by the Company’s Board and its shareholders authorizing the Company’s execution, delivery and performance of this Agreement and the Transaction Documents, the Company’s corporate records, stock ledgers and minute books and such other documents or instruments as Buyer may reasonably request or may be required to effect the transactions contemplated hereby.

(f)                                    The opinion, dated as of the Closing Date, from Nicolai Law Group, P.C., counsel for the Company, covering matters pertaining to this Agreement and the other Transaction Documents as set forth on Exhibit C attached hereto.

(g)                                 A certificate, dated as of the Closing Date, executed by an authorized officer of the Company certifying that there are no other expenses owed by the Company with respect to the transactions contemplated by this Agreement.

(h)                                 A certificate, dated of the Closing Date, executed by an authorized officer of the Company establishing an exemption from withholding Tax under Section 1445 of the Code in accordance with the Treasury Regulations promulgated thereunder, as set forth on Exhibit D hereto.

(i)                                     Executed acknowledgements from all employees who participated in the Long Term Incentive Plan that they have received all required payments due to such employees pursuant to such Employee Benefit Plan, as set forth on Exhibit E hereto and satisfactory evidence, in the Buyer’s discretion, that the Long Term Incentive Plan has been terminated and is no longer in force or effect.

(j)                                     The duly executed stock powers from the Seller Shareholders, free and clear of all Liens, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

(k)                                  The resignations of each director of the Company, effective as of the Closing Date.

5.2                                 Buyer Deliverables.  At the Closing, the Buyer shall deliver the following documents and payments to the Company and the Seller Shareholders:

(a)                                  Evidence that the Board of Directors of Buyer has adopted and approved this Agreement, any other Transaction Documents and the consummation of the Transaction to the extent and as required by the General Corporation Law of the State of Delaware and the Buyer’s organizational documents.

(b)                                 Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by Buyer (i) for the consummation of the transactions contemplated by the Transaction Documents; (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which the Company is a party or to which any portion of the property of Buyer is subject; or (iii) for the conduct of the business of Buyer as heretofore conducted following the Closing.

(c)                                  The employee bonus plan as set forth on Exhibit F hereto duly adopted by the Buyer.

(d)                                 Evidence of payment to the Seller Shareholders by wire transfer of immediately available funds to an account or accounts to be designated by the Seller Shareholders and evidence that the Buyer has opened a separate account for the Holdback Amount in accordance with the terms of this Agreement.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

6.1                                 Survival of Representations and Warranties.  All of the representations and warranties set forth in this Agreement, in any other Transaction Document or in any writing delivered by Buyer or the Company in connection herewith or therewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate or opinion by or on behalf of, any Party and irrespective of the knowledge of any of the Company’s officers, directors, shareholders, employees or agents, or the acceptance of any of the disclosure schedules attached hereto or any certificate or opinion).

6.2                                 Indemnification of Buyer.

(a)                                  Subject to the limitations set forth in Sections 6.2(b) and 6.2(d), the Seller Shareholders shall, jointly and severally, indemnify Buyer and each of its respective Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, representatives, successors and assigns (each a “Buyer Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all losses which any Buyer Party may suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by the Company or a Seller Shareholder and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by the Company in connection with the Closing;

(ii)                                  any breach of any covenant made by or in respect of the Company or a Seller Shareholder under this Agreement or any other Transaction Document;

(iii)                               any claim by any Person with respect to any refund payments or warranties arising from any services provided by the Company or employees thereof on or before the Closing Date pursuant to any Contracts;

(iv)                              any Liability of the Company, or a Seller Shareholder, or any of their respective Affiliates for (i) Taxes with respect to any Tax period ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) to the extent such Taxes are allocable to the portion of such period beginning before and ending on the Closing Date in accordance with Section 6.2 hereof), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, Seller Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustment to the Purchase Price. Seller Shareholders shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Seller Shareholders pursuant to this Section 6.2(a)(iv) within fifteen (15) Business Days after payment of such Taxes by Buyer or Company by first deducting such Taxes from the Holdback Fund; and

(v)                                 any claim by any Person or Persons related to, or arising out of, any of the foregoing.

(b)                                 Survival Date.  The Seller Shareholders will not be liable with respect to any claim made pursuant to Section 6.2(a)(i) above for the breach of any representation or warranty contained in Article 2 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by a Buyer Party to the Company:

(i)                                     on or before the date which is 90 days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Section 2.15 (ERISA);

(ii)                                  at any time with respect to claims arising under Sections 2.1 (Organization; Corporate Power), 2.2 (Capitalization), 2.4 (Authorization; No Breach), and/or 2.8 (Tax), as applicable (the representations and warranties contained in the Sections referenced in this clause (ii) are collectively referred to herein as the “Buyer Fundamental Representations” and, individually, as a “Buyer Fundamental Representation”); and

(iii)                               on or before the first anniversary of the Closing Date with respect to claims arising under any other Section of Article 2 (such date, with respect to each Section, is referred to herein as its “Survival Date”).

(c)                                  it being understood that, subject to the limitations set forth in Section 6.2(d) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Seller Shareholders shall be required to indemnify any Buyer Party for all Losses that any Buyer Party may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(d)                                 The indemnification provided for in Section 6.2(a)(i) shall be subject to the following limitations:

(i)                                     The Seller Shareholders will not be liable to any Buyer Party for any Adverse Consequences under Section 6.2(a)(i) unless and until the aggregate amount of Adverse Consequences relating to all such breaches, excluding Adverse Consequences related breaches of Buyer Fundamental Representations exceeds $50,000.00 (the “Threshold”), at which time the Company and the Seller Shareholders shall be liable for the amount of all such Adverse Consequences from the first dollar in accordance with the terms hereof.

6.3                                 Indemnification Provisions for Benefit of the Company and the Seller Shareholders.

(a)                                  Subject to the limitations set forth in Sections 6.3(b) and 6.3(c), Buyer shall indemnify the Seller Shareholders and the Company and each of its respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Company Party”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Company Party as and when incurred for, all Losses which any Company Party may suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by Buyer and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by Buyer in connection with the Closing;

(ii)                                  any breach of any covenant or agreement of Buyer in any of the Transaction Documents; and

(iii)                               any claim by any Person or Persons related to, or arising out of, (y) any of the foregoing or (z) the operation of the Company by a Buyer Party after the Closing; provided, however, that with respect to this subsection (z), any such claim does not relate to or arise from any of the matters set forth in Section 6.2(a)(i)6.2(a)(v).

(b)                                 Survival Date.  Buyer will not be liable with respect to any claim made pursuant to Section 6.3(a)(i) above for the breach of any representation or warranty contained in Article 3 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by a Company Party to the Company:

(i)                                     at any time with respect to claims arising under Sections 3.1 (Organization of Buyer), 3.2 (Authorization of Transaction) and 3.3 (Noncontravention), as applicable (the representations and warranties contained in the Sections referenced in this clause (i) are collectively referred to herein as the “Company Fundamental Representations” and, individually, as a “Company Fundamental Representation”); and

(ii)                                  on or before the first anniversary of the Closing Date with respect to claims arising under any other Sections of Article 3;

it being understood that, subject to the limitations set forth in Section 6.3(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, Buyer shall be required to indemnify any Company Party for all Losses that any Company Party may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(c)                                  The indemnification provided for in Section 6.3(a)(i) shall be subject to the following limitations:

(i)                                     Buyer will not be liable to any Company Party for any Adverse Consequences under Section 6.3(a)(i) unless and until the aggregate amount of Adverse Consequences relating to all such breaches, excluding Adverse Consequences related breaches of the Company Fundamental Representations exceeds the Threshold at which time Buyer shall be liable for the amount of all such Adverse Consequences from the first dollar in accordance with the terms hereof.

6.4                                 Matters Involving Third Parties.

(a)                                  If any Company Party or any Buyer Party seeks indemnification under this Section 6.4, such Person (the “Indemnified Party”) shall give written notice to the other Person (the “Indemnifying Party”). In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 6.4 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Adverse Consequences hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim.

(b)                                 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

(d)                                 In the event that any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.4.

6.5                                 Manner of Payment.

(a)                                  Any indemnification payment of Buyer Parties or the Company Parties pursuant to this Article 6 shall be effected by notice to the Buyer under the Holdback Fund and, if the Holdback Fund is depleted, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Company or Buyer, as the case may be, within five (5) days after the determination of indemnification amounts.

(b)                                 Any indemnification payment to the Seller Shareholders pursuant to this Article 6 shall be effected by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Seller Shareholders, as the case may be, within five (5) days after the determination of indemnification amounts.

(c)                                  Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price for tax purposes.

6.6                                 Insurance and Third Party Recovery.  In determining the liability of a Party for any Adverse Consequence pursuant to this Article 6, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date hereof or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after damages have been paid by the Indemnifying Party pursuant to Article 6 hereof, then the party receiving such amount shall promptly remit such amount to the Indemnifying Party.

6.7                                 Offset.  The Adverse Consequences which any Buyer Party suffers, sustains or becomes subject to pursuant to this Article 6 (it being understood that such Adverse Consequences must be determined in accordance with the terms and conditions set forth in this Agreement) may, at the option of such Buyer Party, be satisfied by setting off all or any portion of such Adverse Consequences against any amounts which such Buyer Party owes to the Company or its Affiliates at such time.

6.8                                 Delivery and Release of Holdback Fund.

(a)                                  To the extent that any Buyer Party is entitled to indemnification for any Adverse Consequences pursuant to this Article ARTICLE 6, such Buyer Party shall be entitled to reimbursement out of the Holdback Fund; provided, however, to the extent that the Adverse Consequences exceed the amount remaining in the Holdback Fund or arise after the Survival Date, the Buyer Party may collect such Adverse Consequences directly from the Seller Shareholders subject to the limitations and terms and conditions of this Article ARTICLE 6.

(b)                                 The Company and the Seller Shareholders shall give joint written instructions to Buyer to release from the Holdback Fund and pay to the Seller Shareholders the amounts set forth below at the following times and subject to the following conditions:

(i)                                     On the one year anniversary of the Closing Date, the Holdback Amount remaining in the Holdback Fund minus the aggregate amount of any Good Faith Damages Estimate;

(ii)                                  Within one (1) Business Day after the final resolution of a particular indemnity claim for which a Good Faith Damages Estimate is retained in the Holdback Fund pursuant to clause (b)(i) above, the amount, if any, by which such Good Faith Damages Estimate in respect of such claim exceeded the final determination of Adverse Consequences in respect of such claim.

ARTICLE 7
CERTAIN DEFINITIONS

“Action” means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint.

“Adverse Consequences” means, with respect to any Person, damage or other Liability whether or not arising out of a third party claim, including all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing, except that any attorney fees paid shall be reasonable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Company Customer(s)” means any of the customers of the Company (including InSource, LLC) and Buyer and any of their subsidiaries, subdivisions, or affiliates.

“Company Transaction Expenses” means (i) the legal fees and disbursements payable to legal counsel and accountants of the Company in connection with the transactions contemplated by the Transaction Documents and (ii) all other fees and expenses incurred by the Company in connection with the transactions contemplated by the Transaction Documents as determined on the Closing Date and excludes, without limitation, the Debt Payoff Amounts to be paid at Closing pursuant to Section 1.2 of this Agreement; provided, however, that Company Transaction Expenses shall also exclude any fees and expenses incurred or payable by the Seller Shareholders in connection with the transactions contemplated by this Agreement and the Transaction Documents.

“Competitor” means any person or company whose principal business, or any business unit, division or subsidiary of a company whose principal business, is the providing of global engineering and information technology services using an off-shore model where at least a majority of the company’s (or in the case of a business unit, division or subsidiary, majority of its employees, as the case may be) employees are located in non-US locations (i.e., India, Sri Lanka, China, etc.).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller Shareholder as an owner of equity securities of the Company, as the case may be, in the performance of duties for, or on behalf of, an INSOURCE Entity or that relates to the business, products, services or research of an INSOURCE Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, an INSOURCE Entity, its Affiliates, their customers and their confidential information; (iii) industry research compiled by, or on behalf of an INSOURCE Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, an INSOURCE Entity; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information that can be demonstrated has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of the Company or a person that the Company has direct control over to the extent such acts or omissions are not authorized by the Company in the performance of such person’s assigned duties for the Company.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, employment, executive compensation, change in control, incentive or other plan, program policy or arrangement, whether or not subject to ERlSA and any plans, programs or arrangements providing compensation to employee and non-employee directors.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERlSA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted or in effect prior to, on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“GAAP” means (for the purposes of this Agreement and any Schedules thereto) United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means the (a) any province, region, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, regional, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

“Good Faith Damages Estimate” means, with respect to any pending or unresolved claim asserted by a Buyer Party that is reasonably expected to result in indemnification pursuant to Article 6, an amount equal to the good faith estimate by Buyer Party of its indemnifiable Adverse Consequences in respect of such claim provided in writing to the Party from whom indemnification is claimed and including a reasonably detailed listing of the various elements included in the Good Faith Damages Estimate together with the projected individual elements and the assumptions used in making said estimates.

“Indebtedness” means any of the following indebtedness of the Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith),

(ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases, (vii) all Liabilities of the Company under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to the Company, (ix) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) all Liabilities of the Company arising from any breach of any of the foregoing and (xii) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of the Company.

“InSource Competitor” shall mean any business that provides business and technology management consulting in the area of financial services, healthcare and/or government sectors.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions, invention disclosures, trade secrets, technology, technical data, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, Open Source Software, source code, executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Knowledge” or “knowledge” means with respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided that in the case of the Seller Parties’ or the Company’s “Knowledge” or “knowledge” means the actual knowledge after reasonable inquiry of each Seller Shareholder and senior executives of the Company or its Subsidiaries.

“Legal Requirement” means any requirement arising under (i) any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation, including any Environmental and Safety Requirements and including any of the foregoing that relate to data use, privacy or protection applicable to the Company or the Seller Shareholders, or (ii) any determination or direction of any arbitrator or any Governmental Entity directed to the Company or the Seller Shareholders.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Long Term Incentive Plan” means the long term incentive plan for senior management employees of InSource, LLC, as previously provided to Buyer.

“Loss” or “Losses” means any and all Liabilities, damages, fines, dues, Taxes, penalties, charges,

assessments, deficiencies, judgments, defaults, settlements and other losses (including diminution in value) and fees, costs and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) as the same are incurred in connection with any Action, Third Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement or any Transaction Documents against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing.

“LTIP Obligations” means the payments to be made by the Company to certain of its employees pursuant to the Long Term Incentive Plan, as set forth on Exhibit G.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA (Code Section 29 USC Section 1002(37)).

“Open Source Software” means computer software (including, without limitation, source code, object code, libraries and middleware) subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL) or other similar licensing regimes commonly called “open source.”

“ordinary course of business” means the ordinary course of the Company’s business consistent with past custom and practice, including as to frequency and amount.

“Party” or “Parties” means any party hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Prospective Customer” shall mean any proposed or prospective customer of the Company (including InSource, LLC) and Buyer and any of their subsidiaries, subdivisions, or affiliates that (i) has had any correspondence with the Company (including InSource, LLC), Buyer or any of their subsidiaries, subdivisions, or affiliates, (ii) is listed on any of the Company’s, Buyer’s or any of their subsidiaries’, subdivisions’, or affiliates’ internal pipeline discussions or related memoranda, (iii) is engaged in active negotiations with the Company (including InSource, LLC), Buyer or any of their subsidiaries, subdivisions, or affiliates at the time of termination or cessation of such Seller Shareholder’s employment with the Company (including InSource, LLC), Buyer or any of their subsidiaries, subdivisions, or affiliates or (iv) is otherwise being solicited by the Company (including InSource, LLC) or Buyer or any of their subsidiaries, subdivisions, or affiliates, in each case within six months prior to the termination or cessation of such Seller Shareholder’s employment with the Company, Buyer or any of their subsidiaries, subdivision, or affiliates and such Seller Shareholder has participated, directly or indirectly, in any of those activities or been made aware of, or had knowledge of, any of these activities with regard to any such prospective or proposed customer.

“Seller Parties” means the Company, its Subsidiaries and the Seller Shareholders.

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity, and with respect to Insource Holdings, Inc., shall include, without limitation, InSource LLC and AlfaSource, LLC.

“Target Working Capital” means $1,750,000.00.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Contracts and other documents contemplated to be delivered or executed in connection herewith.

“Working Capital” means, as of any date of determination, the excess of the Company’s total current assets on a consolidated basis as of such date over the Company’s total current liabilities including, without limitation, the Company Transaction Expenses, and solely to the extent not paid, the LTIP Obligations, and the current portion of Indebtedness on a consolidated basis as of such date, determined in accordance with GAAP and, solely to the extent consistent with GAAP (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).  In determining total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions corrected, (ii) all proper adjustments shall be made, and (iii) appropriate reserves for all liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included, including, without limitation, tax liabilities and accrued bonus payments.  For these purposes, current assets and liabilities shall not include (i) deferred tax assets and liabilities and (ii) the payments to be made with respect to any Debt Payoff Amounts to the extent paid pursuant to Section 1.2 of this Agreement.  Without limiting the foregoing, all accounts receivable and deferred revenue shall be presented on a net basis and in accordance with GAAP.

7.1                                 Additional Definitions.

Term	Section
Agreement	Preface
Business	2.10(a)
Buyer	Preface
Buyer Assignee	8.3
Buyer Fundamental Representation(s)	6.2(b)(ii)
Buyer Party	6.2(a)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Date Balance Sheet	1.3(a)
Closing Working Capital	1.3(b)
Company	Preface
Company Entity	2.10(a)
Company Fundamental Representation(s)	6.3(b)(i)
Company Intellectual Property	2.10(a)
Company Party	6.3(a)

Term	Section
Company Trade Secrets	2.10(i)
Consents	2.21
CY2009 Revenue	1.5(a)
Debt Payoff Amounts	1.2(b)
Estimated Working Capital	1.2(b)(i)
Estimated Working Capital Adjustment	1.2(b)(i)
Final Resolution Date	1.3(d)
Final Working Capital	1.4(c)
Forms	4.2(e)
Holdback Amount	1.2(d)
Holdback Fund	1.2(d)
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Insider	2.17
JAMS	8.16
JAMS Rules	8.16
Latest Balance Sheet	2.5
Leased Real Property	2.19(b)
Leases	2.19(b)
Material Contract	2.9(b)
Noncompete Period	4.3(d)
NQDC Plan	2.15(k)
Objection Notice	1.3(c)
Permitted Liens	2.7
Products	2.10(a)
Post-Closing Tax Period	4.2(c)
Purchase Price	1.2(b)(i)
Purchased Securities	Preface
INSOURCE Entity	4.3(a)
INSOURCE Group	4.3(a)
Section 338(h)(10) Election	4.2(e)
Securities	Preface
Seller Shareholders	Preface
Straddle Period	6.2(a)(iv)
Survival Date	6.2(b)(iii)
Tax Adjustment	4.2(e)
Third Party Claim	6.4(a)
Threshold	6.2(d)(i)
WARN Act	2.14

ARTICLE 8
MISCELLANEOUS

8.1           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Article 4, the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns.

8.2           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company or the Seller Shareholders without the prior written consent of Buyer, or by Buyer without the prior written consent of the Company; provided, however, Buyer and its Affiliates shall have the right to assign (a) its right to purchase hereunder in whole or in part to a wholly owned subsidiary or Affiliate of Buyer (a “Buyer Assignee”), (b) all or any portion of this Agreement and the other Transaction Documents (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Buyer Assignees’ (whether prior to or subsequent to the Closing) lenders as collateral security, (c) after the Closing, all or any portion of this Agreement and the other Transaction Documents and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Buyer or any of Buyer’s Assignees, (ii) a sale of stock or assets (including any real estate) of Buyer or any Buyer Assignee or (iii) dispositions of the business of the Company and their Subsidiaries or any part thereof.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company:

Insource Holdings, Inc.

100 Northfield Drive

Windsor, CT 06095

Attention:          David Shalaby

Facsimile No.:  (860) 688-2290

With a copy to (which shall not constitute notice):

Nicolai Law Group, P.C.

Attn: Paul P. Nicolai, Esq.

146 Chestnut Street

Springfield, MA 01103

Facsimile No:     (413) 272-2010

If to the Seller Shareholders:

David and Michele Shalaby

188 Hostkins Road

Simbury, CT 06070

With a copy to (which shall not constitute notice):

Nicolai Law Group, P.C.

Attn: Paul P. Nicolai, Esq.

146 Chestnut Street

Springfield, MA 01103

Facsimile No:   (413) 272-2010

If to Buyer:

Virtusa Corporation

2000 West Park Drive,
Westborough, MA 01581
Attention: Ranjan Kalia

Paul Tutun

Facsimile No.:   (508) 366 9901

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, MA  02109

Attention:           John J. Egan

Edward King

Facsimile No.:   (617) 523-1231

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.8           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9           Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.10         Construction.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The disclosure of an item in one section of the Schedules shall be deemed to modify the representations and warranties of the Party contained in the section of this Agreement to which it corresponds in number but not any other representation and warranty of the Party in this Agreement unless such disclosure item is explicitly cross-referenced as applying to such other representation and warranty of the Party.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

8.11         Severability of Provisions.  If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

8.12         Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or equity.

8.13         Successor Laws.  Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

8.14         Release of the Company.  Effective upon the Closing, each of the Seller Shareholders hereby irrevocably waives, releases and discharges forever the Company from any and all Liabilities arising prior to the Closing Date and each of the Seller Shareholders hereby covenants and agrees that such Seller Shareholder will not seek to recover any amounts in connection therewith or thereunder from the Company.

8.15         Delivery by Facsimile.  This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

8.16         Disagreements and Disputes.  Any disagreement, dispute or controversy arising under, this Agreement, any amendments thereof, or the breach thereof shall be determined and settled in accordance with this Section.  This Section shall be limited to disputes arising out of this Agreement, but shall not apply to any disputes arising out of, or relating to, the other Transaction Documents, including but not limited to those documents attached as Exhibits hereto.

(a)           In the event of any dispute between the parties to this Agreement, the Parties hereto first shall use their best efforts to settle the dispute, claim, question, or disagreement through negotiation. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Parties. If they do not reach such solution within a period of 30 days, then, upon notice by any Party to the others, all disputes, claims, questions, or differences shall be subject to mediation administered by the Judicial Arbitration and Mediation Service (“JAMS”).

(b)           In the event that a successful resolution of the matter is not achieved within sixty (60) days of submission to mediation or at any time after the forty (40) days has expired, any Party may demand submission to arbitration.  The costs of any mediation shall be equally borne by the Parties and each Party shall bear its own expenses and attorney fees. All sessions and/or conferences will be held in the City of Boston, Massachusetts.

(c)           Any matter that cannot be resolved by negotiation or mediation shall be submitted to arbitration. The Parties agree to hold the arbitration hearings in Boston, Massachusetts pursuant to the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”).  The arbitration shall be held before a single arbitrator selected by the parties.  The arbitrator shall be an attorney with no less than twenty (20) years experience in mergers and acquisitions, except that no attorney who has represented any Party to this agreement shall be appointed as an arbitrator and each Party to this agreement reserves the right to object to the appointment of any such arbitrator.  Each Party and the mediator or arbitrator shall be bound to keep all information shared in the resolution of any dispute confidential. Any final award rendered by an arbitrator shall be final and binding upon all Parties and all Parties hereby consent to the finality of said award, agree to comply therewith and agree that a judgment enforcing said award may be rendered by any court of competent jurisdiction over any Party to the award or any property subject to the award with the cost of any said enforcement action, including all reasonable attorney fees incurred in the prosecution thereof, to be added to the award.

(d)           Arbitration costs, arbitrators’ fees and reasonable attorneys’ fees and costs shall be awarded to the prevailing parties, if any, by the arbitrator.

(e)           This Section 8.16 shall survive the cancellation, termination or expiration of this Agreement and shall apply regardless whether a Closing occurs.

(f)            No failure on the part of any party to this Agreement to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

*   *   *   *   *

IN WITNESS WHEREOF. the Parties have executed this Stock Purchase Agreement as of the date first above written.

INSOURCE HOLDINGS, INC.,

By:	/s/ David Shalaby
Name:	David Shalaby
Its:	President

VIRTUSA CORPORATION

By:	/s/ Thomas R. Holler
Name:	Thomas R. Holler
Its:	Chief Operating Officer

DAVID SHALABY

By:	/s/ David Shalaby
David Shalaby

MICHELE SHALABY

By:	/s/ Michele Shalaby
Michele Shalaby

Signature Page to the Stock Purchase Agreement